Exhibit 99.1

Liquidity Services, Inc. Appoints David A. Perdue to Its Board of Directors

WASHINGTON – December 7, 2009 — Liquidity Services Inc. (LSI), a leading online auction marketplace for wholesale surplus and salvage assets, today announced the election of Mr. David A. Perdue to the Company’s Board of Directors effective December 1, 2009.

“David is a wonderful addition to LSI’s board,” said Bill Angrick, LSI’s Chairman and CEO. “His experience as a top executive and strategist within the retail and consumer goods manufacturing sectors will bring a valuable perspective to LSI as we expand our e-commerce marketplace solution in the US and abroad. Our Board and executive team look forward to working with David as we enter an exciting phase of our company’s growth and development.”

Mr. Perdue’s career spans over 30 years working within the retail and branded consumer product manufacturing industries in both domestic and international markets.

From June 2003 until July 2007, Mr. Perdue served as Chairman and Chief Executive Officer of Dollar General Corporation (NYSE: DG), a discount retailer of general merchandise with over $10 billion of annual revenues headquartered in Goodlettsville, TN. Mr. Perdue retired from Dollar General after repositioning the company for growth and leading a successful sale of the business to private equity firm, KKR.  From July 2002 to March 2003, Mr. Perdue was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, NC. Previously, Mr. Perdue held various positions with large consumer products companies including Executive Vice President of Reebok International and President and CEO of the Reebok brand, Vice President of Operations at Sara Lee Corporation (NYSE: SLE), and Senior Vice President of Asian Operations at Haggar Clothing. Earlier in his career, he worked in management consulting for Kurt Salmon Associates. Mr. Perdue earned a Bachelor’s degree in Industrial Engineering and a Master’s degree in Operations Research from the Georgia Institute of Technology.

With the addition of Mr. Perdue, the LSI Board will now consist of seven members.

About Liquidity Services Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, manufacturers and government agencies to market and sell surplus assets quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

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Contact:

Julie Davis

202.558.6234

julie.davis@liquidityservicesinc.com